Exhibit 3.15

                            ARTICLES OF INCORPORATION

                                       OF

                              NORTH CENTRAL CRANE &
                              EXCAVATOR SALES CORP.


                  WE, THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation under the general corporation laws of the State of Nevada, do hereby certify:

                                       I

                  The name of said Corporation shall be

                   NORTH CENTRAL CRANE & EXCAVATOR SALES CORP.


                                       II

                  The location of said Corporation's principal place of business and office in the State of Nevada is c/o The Prentice-Hall Corporation System, Nevada, Inc., 402 North Carson Street, Carson City, Nevada 89701. The Corporation may also have one or more offices outside of the State of Nevada, where the books of the Corporation may be kept and meetings of Directors and Stockholders may be held, as may be determined by the Board of Directors.

                                      III

                  The purpose of the Corporation is to engage in any lawful activity.


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                                       IV

                  The amount of the total authorized capital stock of this Corporation is ONE HUNDRED THOUSAND DOLLARS ($100,000.00) divided into TEN THOUSAND (10,000) SHARES OF common stock of the par value of TEN DOLLARS ($10.00) per share.

                                       V

                  The members of the governing Board of this Corporation shall be styled DIRECTORS, and shall be not less than three (3) in number, which may be increased as provided for in the By-Laws. The names and post office addresses of the first Board of Directors, which shall consist of three (3) members, are as follows:

         NAME                       ADDRESS

John D. West, Chairman         915 Memorial Drive
                               Manitowoc, WI 54220

P. Ralph Helm                  1732 Blue Heron Road
                               Manitowoc, WI 54220

Charles C. West                1515 Michigan Avenue
                               Manitowoc, WI 54220

                                       VI

                  The capital stock of this Corporation after the payment of the subscription price, or the value thereof, shall be non-assessable.
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                                      VII

                  The names and post office address of each of the incorporators signing these Articles of Incorporation is as follows:

         NAME                       ADDRESS

Jean E. Trompeter              2100 Marine Plaza
                               Milwaukee, WI 53202

John F. Emanuel                2100 Marine Plaza
                               Milwaukee, WI 53202

John C. Goheen                 2100 Marine Plaza
                               Milwaukee, WI 53202

                                      VIII

                  This Corporation shall have a perpetual existence.

                                       IX

                  The Stockholders and Directors shall have the power to hold their meetings, and keep the books, documents and papers of this Corporation outside of the State of Nevada at such places as from time to time may be designated by the By-Laws, or by Resolution of the Stockholders or Directors, except as otherwise required by the laws of the State of Nevada.


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